UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
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(Print or Type Responses)


1.
Name and Address of Reporting
Person*





2.
Date of Event
Requiring
Statement
(Month/Day/Year)
5/8/2002

4.
Issuer Name and Ticker or Trading Symbol
WORLDTEQ GROUP INTERNATIONAL INC
(WTEQ)
(Last)         (First)         (Middle)
Dea          Donald


(Street)


STREET 1:               15200
SHADY GROVE ROAD
STREET 2:               SUITE 350


3.
I.R.S.
Identification
Number of
Reporting
Person, if an
entity (voluntary)

5.
Relationship of Reporting Person(s)
to Issuer
(Check all applicable)

X
Director

10% Owner

X
Officer (give
title below)
__
Other
(specify
below)

Secretary
6.
If Amendment,
Date of
Original
(Month/Day/Year)

(City)       (State)         (Zip)

CITY:                   ROCKVILLE
STATE:                  MD
ZIP:                    20850



7.
Individual or
Joint/Group Filing
(Check
Applicable Line)

X
Form filed by One
Reporting Person



Form filed by More
than One
Reporting Person


Table I - Non-Derivative Securities Beneficially Owned

1.
Title of Security
(Instr. 4)

2.
Amount of Securities
Beneficially Owned
(Instr. 4)

3.
Ownership Form: Direct
(D) or Indirect (I)
(Instr. 5)

4.
Nature of Indirect
Beneficial
Ownership
(Instr. 5)

Common Stock
40,000
D













































Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.
Title of
Derivative
Security
(Instr. 4)

2.
Date Exer-
cisable and
Expiration
Date
(Month/Day/Year)

3.
Title and Amount of
Securities Underlying
Derivative Security
(Instr. 4)

4.
Conver-
sion or
Exercise
Price of
Deri-
vative
Security

5.
Owner-
ship
Form of
Deriv-
ative
Securities:
Direct
(D) or
Indirect
(I)
(Instr. 5)

6.
Nature of
Indirect
Beneficial
Ownership
(Instr. 5)



Date
Exer-
cisable
Expira-
tion
Date
  Title
Amont
or
Number
of
Shares




Options
Current
12.31.2010
Common Stock
200,000
$.29
D






































































































Reminder: Report on a separate line for
each class of securities beneficially owned directly or indirectly.
Explanation of Responses:




___________________________
**Signature of Reporting Person
___________________________
Date
*
If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form,
one of which must be manually signed. If space is insufficient,
See Instruction 6 for procedure.